UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 1, 2007

Pennsylvania Real Estate Investment Trust

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	1-6300	23-6216339
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

The Bellevue, 200 S. Broad Street, Philadelphia, Pennsylvania 19102

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (215) 875-0700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On October 1, 2007, an indirect subsidiary of Pennsylvania Real Estate Investment Trust (“PREIT” or the “Company”) entered into an amendment (the “Amendment”) to its October 2004 agreement with Valley View Downs, LP (“Valley View”) and Centaur Pennsylvania, LLC (“Centaur”) with respect to the development of a proposed harness racetrack and casino in western Pennsylvania.

Under the original October 2004 agreement, (i) PREIT made certain payments and agreed to make additional payments to Valley View, (ii) Valley View agreed to purchase certain parcels located in Beaver County, Pennsylvania and enter into options to acquire certain other parcels, (iii) PREIT agreed to acquire this aggregated property and lease it to Valley View pursuant to a ground lease, (iv) Valley View and PREIT-Rubin, Inc., an affiliate of the Company (“PREIT-Rubin”), agreed to enter into a development agreement pursuant to which PREIT-Rubin would provide customary management services for all aspects of the development and construction phases of the racing and gaming facilities on the property, and (v) the parties agreed to enter into other definitive documents to implement the provisions of the agreement.

Under the Amendment, PREIT has waived and terminated its rights to purchase the property contemplated for the racetrack and casino or to purchase an alternative location, and its right to ground lease such site to Valley View. PREIT will be repaid the $983,000 it paid to Valley View in connection with the original agreement, with interest from the date of the Amendment, in 24 equal consecutive monthly installments beginning on the earlier of (i) a date sixty days after the start of casino operations (“Alternative Gaming”), if any, at the property, or (ii) October 1, 2014. Valley View has obtained a harness racing license from the Pennsylvania Horse Racing Commission. However, there can be no assurance that Valley View will be successful in obtaining an Alternative Gaming license from the Pennsylvania Gaming Control Board. PREIT will not own the property or the improvements on the property; nor will PREIT have any ownership interest in the assets of Valley View, including Valley View’s harness racing license or any Alternative Gaming licenses awarded to Valley View.

In consideration of PREIT’s waiver and termination, Valley View or Centaur or the affiliate of either that receives the Alternative Gaming license will pay PREIT $57 million over nine years, payable $250,000 per month from March 1, 2010 to February 1, 2019, plus a final payment of $30 million payable on March 1, 2019.

In addition, Valley View has entered into a development agreement with PREIT-Rubin. Under this development agreement, PREIT-Rubin will provide customary management services for all aspects of the development and construction phases of the racetrack and casino. The fee for such services will be $3 million, payable as follows: $125,000 per month will accrue beginning October 1, 2007 through September 1, 2009 and will be paid $75,000 per month beginning April 1, 2009 to and including August 1, 2009; thereafter, Valley View will pay $500,000 per month beginning on September 1, 2009 to and including January 1, 2010, and a final payment of $125,000 on February 1, 2010.

Under the Amendment, the parties released any claims arising under the original agreement.

This report contains certain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to expectations, beliefs, projections, future plans, strategies, anticipated events, trends and other matters that are not historical facts. These forward-looking statements reflect PREIT’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may prevent PREIT from consummating the proposed transactions on the terms described above, or at all, including, without limitation, determinations by regulatory authorities as to whether and when to issue the Alternative Gaming license to Valley View. More specifically, PREIT’s business might be affected by uncertainties affecting real estate businesses generally as well as the following, among other factors: general economic, financial and political conditions, including changes in interest rates or the possibility of war or terrorist attacks; changes in local market conditions or other competitive or retail industry factors in the regions where our properties are concentrated; PREIT’s ability to maintain and increase property occupancy and rental rates, and risks relating to development or redevelopment activities, including construction, obtaining entitlements and managing multiple projects simultaneously. Additionally, there can be no assurance that returns on PREIT’s developments, redevelopments or acquisitions will be consistent with the estimates outlined in press releases or other disclosures. Investors are also directed to consider the risks and uncertainties discussed in documents PREIT has filed with the Securities and Exchange Commission and, in particular, PREIT’s Annual Report on Form 10-K for the year ended December 31, 2006. PREIT does not intend to update or revise any forward-looking statements to reflect new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Amendment No. 1 to Binding Memorandum of Understanding dated October 1, 2007

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

Date: October 5, 2007	By:	/s/ Bruce Goldman
Bruce Goldman
Executive Vice President and General Counsel

Exhibit Index

10.1	Amendment No. 1 to Binding Memorandum of Understanding dated October 1, 2007.